                                                                   Exhibit 10.19


                           BENTON OIL AND GAS COMPANY

                              CONSULTING AGREEMENT

                                      WITH

                                   A.E. BENTON

This Consulting Agreement (the "Agreement") is entered into as of January 4, 2000, by and between BENTON OIL AND GAS COMPANY ("Company") and A.E. BENTON ("Benton").

         WHEREAS, Benton has previously held the positions of Chairman, President and Chief Executive Officer of the Company and certain of its subsidiaries and affiliates;

         WHEREAS, pursuant to a Separation Agreement dated as of January 4, 2000, Benton resigned certain positions with the Company and its subsidiaries and terminated his Employment Agreement, and agreed to enter into this Agreement; and

         WHEREAS, the Company and Benton have agreed to certain compensation payments to Benton, which are to be paid to Benton during the term of this Agreement and, with respect to the "incentive bonus" to be paid to Benton at such time as the incentive bonus is earned, if at all, regardless of whether Benton is performing services under this Agreement; and

         WHEREAS, the Company desires to secure the benefit of Benton's knowledge, experience and services by retaining Benton and Benton desires to provide services to the Company and its subsidiaries and affiliates on the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, agreements and promises set forth herein, and intending to be legally bound, the parties agree as follows:

         1. Consulting. During the Term, as defined below, Benton shall make himself available to perform consulting services with respect to the businesses conducted by the Company and its subsidiaries and affiliates as such consulting services may be requested from time to time by the Chief Executive Officer or the Board of Directors of the Company. On a quarterly basis, the Board of Directors, in consultation with Benton, shall set forth goals and objectives to be pursued by Benton on behalf of the Company. Such services provided by Benton shall primarily be related to the Company's Russian activities, but may include other projects, at the discretion of the Company. Benton shall accommodate reasonable requests for consulting services, and shall devote his reasonable best efforts, skill and attention to the performance of such consulting services, including travel reasonably required in the performance of such consulting services. Such consulting services are estimated to require approximately 120 hours of Benton's time per month, and may include relocation in Russia. In connection with his services as a consultant to the Company, the Board will designate Benton "Managing Director of Russian Operations." Such designation is honorary in nature and is designated for the sole purpose of assisting Benton in carrying out his duties under this Agreement. Under no circumstances is this title deemed to designate Benton as an officer, employee or representative of the Company, other than as a consultant under this Agreement, and he shall have no authority to bind or commit the Company in any way.

         2. Term. The term of Benton's engagement under this Agreement shall be for a period of time beginning on January 4, 2000 and ending on the earlier of either (i) December 31, 2006 or (ii) the date which this Agreement is earlier terminated pursuant to Section 6 (the "Term"). There shall be no extension of this Agreement other than by written instrument duly executed and delivered by the parties hereto pursuant to Section 14.

         3. Consulting Fees and Expenses. During the Term, the Company shall pay or cause to be paid to Benton the following annual amounts in equal monthly installments (subject to proration for a partial period) on the last day of each monthly period during the Term to an account designated in writing by Benton as follows:

    January 4, 2000 to June 1, 2001                 $485,000 per annum
    June 1, 2001 to December 31, 2001               $120,000 per annum
    January 1, 2002 to December 31, 2002            $240,000 per annum
    January 1, 2003 to December 31, 2003            $170,000 per annum(1)
    January 1, 2004 to December 31, 2004            $100,000 per annum(1)
    January 1, 2005 to December 31, 2005            $100,000 per annum(1)
    January 1, 2006 to December 31, 2006            $ 50,000 per annum(1)

In addition, Benton shall be reimbursed for reasonable, documented, out-of-pocket expenses incurred in connection with the consulting services rendered pursuant to this Agreement; provided that such expenses are submitted for reimbursement within thirty (30) days of the date such expenses are incurred.

         The Company will reimburse Benton for his cost of life, health and medical coverage on the same basis as it is being provided to employees of the Company from time to time, but in no event more than $12,000 per annum. The Company shall provide adequate office space for Benton to perform his duties at either, in the Company's sole discretion, the Company's offices or off-site. In addition, the Company shall provide Benton with support staff and supplies and equipment, which it believes are reasonably necessary for Benton to perform his duties, which shall include for at least the first 1 1/2 years of the term of this Agreement, the support staff and supplies and equipment agreed upon by the Company and Benton and attached hereto as Exhibit A.

         4. Incentive Bonus. Benton shall be entitled to additional incentive bonuses for so long as the licenses for Geoilbent, Ltd. and Arctic Gas are owned by the Company or its successors or assigns, measured as follows:

--------
(1) Such payments, including $50,000 of the payments in 2003, shall be considered to be a draw against any incentive bonus payable pursuant to Section 4 hereof.



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         a.       An amount attributable to all hydrocarbon production from
                  Geoilbent, Ltd. equal to 1% of the net cash receipts received by the Company in the United States (after deduction of all taxes imposed on such receipts and excluding any repayment by Geoilbent, Ltd. of indebtedness or advances by the Company) for so long as Geoilbent, Ltd. is receiving funds from hydrocarbon production and distributing such funds to the Company.

         b. An amount attributable to all hydrocarbon production from Arctic Gas equal to 2% of the net cash receipts received by the Company in the United States (after deduction of all taxes imposed on such receipts and excluding any repayment by Arctic Gas of indebtedness or advances by the Company) for so long as Arctic Gas is receiving funds from hydrocarbon production and distributing such funds to the Company.

         In addition, in the event that the Company sells directly or indirectly all or any portion of its interest (the "Interest") in Geoilbent, Ltd. or Arctic Gas, Benton shall be entitled to an incentive bonus measured by the proceeds actually received by the Company in the United States equal to 1% of its net after-tax cash receipts resulting from the sale of the Interest of Geoilbent, Ltd. and 2% of its net after-tax cash receipts resulting from the sale of the Interest in Arctic Gas, both excluding any repayment of indebtedness or advances by the Company.

         All such bonuses shall be payable to Benton within sixty (60) days after such funds have been received by the Company in the United States and shall be subject to normal withholding taxes. In the event that the Company directs that any payments to it under this section be directed to some other jurisdiction other than the United States, Benton shall be entitled to his incentive bonus as if the funds were received in the United States. Benton agrees that five (5%) percent of any bonuses received hereunder shall be used solely for the purpose of making payments to the Company on account of the unsecured portion of Benton's debt to the Company, in such amounts and upon such terms and conditions as are contained in a Chapter 11 plan of reorganization that the Company has either proposed or has voted in favor of, and which is the subject of a final, non-appealable order confirming such plan of reorganization. This incentive bonus does not require or imply that the Company will continue to proceed with the development of Geoilbent, Ltd. or Arctic Gas or that it will fund any of these activities. Such determination will be made by the Company's Board of Directors.

         5. Right of First Refusal. The Company grants to Benton during the Term of this Agreement and for a period of one (1) year thereafter, a right of first refusal to purchase any and all interest (the "Interest") which the Company may sell or dispose of in any manner with respect to Geoilbent, Ltd. or Arctic Gas. If the Company desires to sell all or any part of its Interest in Geoilbent or Arctic Gas, the Company shall first provide to Benton a copy of a bona fide written offer by a third party ("Third Party") to purchase the Interest which the Company wishes to accept. Benton thereupon shall have the right, but not the obligation, to purchase all, but not less than all, of such Interest. The terms of the purchase of such Interest hereunder shall be the terms set forth in the bona fide offer by the Third Party. Any election to purchase hereunder shall reflect the terms upon which the purchaser has elected to purchase the Interest. If Benton wishes to exercise his right to purchase, he must give written notice of his intent to exercise the right


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within thirty (30) days after receiving the bona fide offer from the Company. If
Benton does not exercise his rights to purchase, the Company may transfer such Interest to the Third Party pursuant to the terms of the original offer.

         If the Company does not sell its Interest so offered within 180 days (commencing on the date upon which Benton had been given notification of the Company's desire to sell the Interest), then such Interest previously released by Benton and still owned by the Company shall again become subject to the terms and conditions of this Agreement, but only during the term of the Agreement as determined under Section 2 hereof.

         As used in this Agreement, the Company's "sale or disposal" of an Interest giving rise to Benton's rights under Sections 4 and 5 hereof shall not include any farmouts or joint ventures as to such Interest nor the creation of security interests in the Interest in connection with any financing.

         6. Termination. Notwithstanding any provision in this Agreement to the contrary, prior to the expiration of the term:

         a. From January 4, 2000 until June 1, 2001, this Agreement may be terminated as provided in Exhibit B attached hereto and incorporated herein.

         b. From June 1, 2001 until December 31, 2002, this Agreement may be terminated by the Company for any of the following reasons upon ten (10) days written notice to Benton:

                  i) the Company, in its sole discretion, elects not to fund the further development of Geoilbent and Arctic Gas;

                  ii) in the sole judgment of the majority of the Board of Directors of the Company, Benton is not performing his services in the manner the majority of the Board of Directors deems appropriate;

                  iii) Benton's conviction of, guilty plea concerning, no contest plea concerning or confession of fraud, theft, embezzlement, or similar malfeasance or any crime of moral turpitude;

                  iv) in the sole judgment of a majority of the Board of Directors of the Company, the material breach by Benton of this Agreement; or

                  In the event that Benton disputes the Company's action in terminating this Agreement pursuant to this Section
                  (b)(iii)-(iv), and submits such dispute to arbitration pursuant to Section 7 of this Agreement, the Company shall make, on a timely basis, all payments due to Benton hereunder into a mutually agreed upon escrow account, until a final arbitration decision and/or award is made.

         c. After December 31, 2002, this Agreement may be terminated by the Company for any reason upon ten (10) days written notice to Benton.



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


         d.       This Agreement:

                  (i) may be terminated by the mutual written agreement of the parties hereto;

                  (ii) shall be terminated without any additional action in the event of Benton's death or adjudicated incompetency; and

                  (iii) may be terminated by the Company in the event Benton shall become disabled by illness, injury or other incapacity as a result of which Benton is unable to perform services under this Agreement for a period or periods aggregating ninety (90) days in any twelve
                           (12) consecutive months.

         e. Any termination of this Agreement by the Company or by Benton shall be communicated by written notice of termination to the other party hereto in accordance with Section 12 of this Agreement. For purposes of this Agreement, a "notice of termination" shall mean a written notice.

         f. Upon termination of this Agreement pursuant to paragraph a, b or c of this Section, Benton or Benton's heirs, as the case may be, shall be entitled to receive:

                  (i) any unpaid fees or bonuses earned through the Date of Termination and with respect to Section 4, as provided therein; and

                  (ii) any unpaid expenses incurred prior to the Date of Termination and submitted for reimbursement in accordance with Section 3 hereof; and

                  (iii) except as otherwise specifically set forth herein, the Company shall have no further obligation to Benton or Benton's heirs.

         7. Arbitration. Any dispute between the parties arising out of this Agreement, including but not limited to any dispute regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach ("arbitrable dispute") shall be submitted to arbitration in the city of Santa Barbara, California, before an experienced arbitrator who is either licensed to practice law in California, or is a retired judge. The parties agree to make a good faith effort to select a mutually agreeable arbitrator. However, if the parties are unable to reach agreement on an arbitrator within 30 days, one will be selected pursuant to the commercial rules of the American Arbitration Association or any successor rules thereto. The arbitration shall be conducted in accordance with the commercial rules of the American Arbitration Association or any successor rules. The arbitrator shall award to the prevailing party in any such arbitration its costs, expenses, and reasonable attorneys' fees incurred in connection with the arbitration, in an aggregate amount not to exceed $10,000. The Company and Benton shall each be responsible for payment of one-half of the amount of any arbitrator's fee(s) payable prior to the existence of a prevailing party, such amounts to be repaid to the prevailing party pursuant to the previous sentence. The arbitrator's decision and/or award will be final and binding and fully enforceable and subject to an entry of judgment by any court of competent jurisdiction.



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         8. Benton's Independence and Discretion. Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, or as employer and employee. By virtue of the relationship described herein Benton's relationship to the Company during the term of this Agreement shall only be that of an independent contractor, and Benton shall perform all services pursuant to this Agreement as an independent contractor. Benton shall not provide any services under the business name of the Company or its subsidiaries or affiliates and shall not present himself as an employee of the Company or its subsidiaries or affiliates.

         9. Successors and Assigns; Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, provided, however, that the services to be provided by Benton hereunder are personal to Benton and may not be delegated or assigned by him.

         10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict of law rules thereof.

         11. Waiver. The waiver by either party hereto of any right hereunder of any failure to perform or breach by the other party hereto shall not be deemed a waiver or any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

         12. Notices. All notices or communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or sent overnight carrier service to the parties at the following addresses:

         The Company:               Benton Oil and Gas Company
                                    6267 Carpinteria Avenue
                                    Suite 200
                                    Carpinteria, California  93013

         Benton:                    XXXXXXXXXXXXXXXXXXXX
                                    XXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

or to such other address as may be specified in a written notice delivered personally or sent by overnight courier given by one party to the other party hereunder.

         13. Severability. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature.



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         14. Integration Clause. This Agreement (including the Exhibit attached to this Agreement) constitutes the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, and there are no other terms, obligations, covenants, representations, statements or conditions except as set forth in this Agreement. No change or amendment to this Agreement will be effective unless it is contained in a writing denominated as an "Amendment to Consulting Agreement" and is signed by both of the parties to this Agreement. Failure to insist upon strict compliance with any term or provision of this Agreement will not be deemed to be a waiver of any rights under a subsequent act or failure to act. The parties to this Agreement acknowledge and agree that in the event of any subsequent litigation, arbitration proceeding, controversy or dispute concerning this Agreement, neither of the parties to this Agreement will be permitted to offer or introduce into evidence any oral testimony concerning any oral promises or oral agreements between them that relate to the subject matter of this Agreement that are not included or referred to in this Agreement and that are not evidenced by a writing entitled "Amendment to Consulting Agreement" which is signed by both of the parties to this Agreement.

         15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes but which, together, shall constitute one and the same instrument.

         16. Agreement on Plan of Bankruptcy. The parties agree that at the Company's sole discretion, this Agreement may be declared by the Company to be null and void if: (1) Benton and the Company have not agreed upon and filed a proposed joint plan of reorganization and disclosure statement in Benton's Chapter 11 bankruptcy case by February 15, 2000; and/or (2) at any time prior to the entry of a final, nonappealable order confirming a plan of reorganization for Benton in his Chapter 11 bankruptcy case that the Company either voted in favor of or proposed, Benton does not support the Company's position.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the date set forth above.

BENTON OIL AND GAS COMPANY


By: /s/ Michael B. Wray                                Date: February 18, 2000
   ---------------------------------------------             -----------------
    Michael B. Wray
    Office of the Chief Executive


By: /s/ Bruce M. McIntyre                              Date: February 17, 2000
   ---------------------------------------------             -----------------
    Bruce M. McIntyre
    Office of the Chief Executive


    /s/ A.E. Benton                                    Date: February 17, 2000
------------------------------------------------             -----------------
A.E. BENTON



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                                    EXHIBIT A

                                       TO

                              CONSULTING AGREEMENT

                                      WITH

                                   A.E. BENTON



1.       Fax Machine
2.       Computer/Software
3.       Copier
4.       Telephone
5.       Cellular Phone
6.       Postage
7.       General Office Supplies
8.       Office Space/Furniture
9.       Office Maintenance
10.      Credit Card for Business Use and Telephone Calling Card
11.      SOS International Service Card.

                                   EXHIBIT B

1.      Termination

         1.1. Right to Terminate by Company. Company may terminate Benton's Consulting Agreement, through its Board of Directors, immediately upon Notice of Termination for Cause. The term "Cause" when referring to termination by Company means only the following and any other termination shall be without Cause: (i) Benton's gross dereliction of his duties; (ii) theft or misappropriation of any property of Company by Benton; (iii) conviction of Benton of a felony or of any crime involving dishonesty or moral turpitude; or (iv) violation by Benton of the provisions of this Agreement; provided that, termination for violation by Benton of the provisions of this Agreement shall occur only after 30 days' advance written notice by Company to Benton containing reasonably specific details of the alleged breach and failure to cure the same within such 30 day period.

         1.2. Results of Termination by Company.

                  (i) Termination for Cause. On the Date of Termination for Cause of Benton's employment by Company, Company shall pay the fee due under the Consulting Agreement then in effect through the Date of Termination.

         1.3. Termination for Death or Disability. Benton's agreement shall terminate upon the earliest of the events specified below:

                  (i) the death of Benton;

                  (ii) the Date of Termination specified in a written Notice of Termination by reason of physical or mental condition of Benton which shall substantially incapacitate him from performing his principal duties ("Disability") delivered by the Board of Directors to Benton at least 30 days prior to the specified Date of Termination, which shall be any date after the expiration of any 120 consecutive days during all of which Benton shall be unable, by reason of his Disability, to perform his principal duties, provided however, that such Notice of Termination shall be null and void if Benton fully resumes the performance of his duties under this Agreement prior to the Date of Termination set forth in the Notice of Termination.

         1.4. Results of Termination for Death or Disability.

                  (i) Death of Benton. If Benton's agreement is terminated due to the death of Benton, Company shall pay the Base salary due Benton through the date on which death occurs;

                (ii) Disability of Benton. If Benton's employment is terminated due to the Disability of Benton as described in Section 1.3 (ii) of this of this Agreement, Company shall continue to pay Benton his consulting fee for the 90-day period following the specified Date of Termination. After this 90-day period, Company agrees to pay to Benton during each month for the next six months an amount equal to the difference between Benton's monthly fee and the amount which Benton receives or is entitled to receive from any long term disability insurance coverage provided at the cost of the Company for Benton.


         1.5. Right to Terminate by Benton. Benton may terminate his agreement for good reason or without good reason upon 30 days' written Notice of Termination. The term "Good Reason" when referring to termination by Benton means a material breach by Company of its obligations under this Agreement, including the payment of money, and only after 30 days' advance written notice of Termination containing reasonably specific details of the alleged breach and failure to cure the same within such 30 day period. Termination for any other reason shall be without Good Reason.

         1.6. Results of Termination by Benton.

                  (i) Termination for Good Reason. Upon Benton's termination of his agreement for Good Reason, Company shall pay the fee then in effect through June 1, 2001 and Company shall maintain in full force and effect, for the continued benefit of Benton and Benton's dependents for a period terminating on June 1, 2001 all life, accidental death, medical insurance plans or programs in which Benton was entitled to participate immediately prior to the Date of Termination, provided that Benton's continued participation is possible under the general terms and provisions of such plans and Benton continues to pay an amount equal to his regular contribution for such participation, if any.

                  (ii) Termination Without Good Reason. Upon employee's termination without Good Reason of his agreement, Company shall pay the fee due Benton through the Date of Termination.

2.      Change in Control

         2.1 Change in Control and Proposed Change in Control Defined.

                  (i) No benefits shall be payable to Benton pursuant to the this Section 2 unless there shall have been a Change in Control of the Company as set for the below. For purposes of Company of a nature that This Agreement a "Change in Control" shall mean a Change in Control of Company of a nature that would be required to be reported in response to Item 1 (a) of the



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

Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a Change in Control shall be deemed to have occurred at such time as

                  (a) any Person, as such term is used in Section 13 (d) and 14
         (d) of the Exchange Act (other than Company, any trustee or other fiduciary holding securities under an employee benefit plan of Company, or any company owned, directly or indirectly, by the stockholders of Company in substantially the same proportions as their ownership of stock of Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the combined voting power of Company's outstanding securities;

                  (b) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Company's shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (b), considered as though such person were a member of the Incumbent Board.

                  (c) the stockholders of Company approve a merger or consolidation of Company with any other company, other than (1) a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding by or being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation or
         (2) a merger or consolidation effected to implement a recapitalization of Company (or similar transition) in which no "Person" (as defined above) acquires more than 25% of the combined voting power of the Company's then outstanding securities; or

                  (d) the stockholders of Company approve a plan of complete liquidation of Company or an agreement for the sale or disposition by Company of all or substantially all of Company's assets.

         Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Benton, or a group of Persons which includes Benton, acquiring, directly or indirectly, 25% or more of the combined voting power of the Company's outstanding securities.

                  (ii) For purposes of this Agreement, a "Proposed Change in Control" of Company shall be deemed to have occurred if:



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

                  (a) Company enters in an agreement, the consummation of which would result in the occurrence of a Change in Control of Company;

                  (b) any person (including Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in Control of Company;

                  (c) any person (other than a trustee or other fiduciary holding securities under an employee benefit plan of Company, or a company owned, directly or indirectly, by the stockholders of Company in substantially the same proportions as their ownership of stock of Company), who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of Company's then outstanding securities, increases his beneficial ownership of such securities through either successive or simultaneous acquisition by a total of 3 percentage points or more over the percentage so owned by such person prior to such acquisition; or

                  (d) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Proposed Change in Control of Company has occurred.

         2.2 Continuing Consulting Agreement. If a Proposed Change in Control occurs prior to the expiration of this Agreement, Benton agrees that he will remain as a consultant of Company until the earliest of (a) a date which in 180 days from the occurrence of such Proposed Change in control of Company, or (b) the termination of Benton's Consulting Agreement by reason of death or Disability as defined in Section 1.3 of this Agreement.

             If a Proposed Change in Control occurs prior to the expiration of this Agreement, Company agrees that it will not terminate Benton's Consulting Agreement without Cause until the earliest of (a) a date on which the Board adopts a resolution to the effect that the actions leading to such Proposed Change in control have been abandoned or terminated, or (b) the termination of Benton's Consulting Agreement by reason of Death or Disability as defined in
Section 1.3 of this Agreement.

         2.3 Compensation Upon Termination or During Disability.

                  (i) Compensation Upon Disability. During any period following a Change in Control that Benton fails to perform his duties as a result of Disability, Company shall pay Benton his fee for the 90-day period following the specified Date of Termination. After this 90-day period, Company agrees to pay to Benton during each month for the next six months an amount equal to the difference between Benton's monthly fee and the amount which Benton receives or is entitled to receive from any long term disability insurance coverage carried by Benton.

                  (ii) Compensation Upon Termination by Company for Cause. If Benton's agreement shall be terminated by Company for Cause following a Change in Control, Company shall pay the fee then in effect through the Date of Termination.

                  (iii) Compensation Upon Termination by Benton for Good Reason. If, after a Change in Control and prior to June 1, 2001, Benton's agreement shall be terminated by Benton for Good Reason based on an event occurring concurrent with or subsequent to a Change in Control, then, at the time specified in Subsection (vii), Benton shall be entitled, without regard to any contrary provisions, to the benefits as provided below:

                  (a) The Company shall pay Benton his full fee through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given; and

                  (b) As severance pay and in lieu of any further payments for periods subsequent to the Date of Termination, Company shall pay to Benton at the time specified in subsection (vii), a single lump sum payment (the "Payment") in an amount in cash equal to three times Benton's annual fee of $485,000.

                  (iv) Termination by Benton for Good Reason. Benton may terminate his engagement for Good Reason upon 90 day's written Notice of Termination. Termination by Benton for Good Reason shall have the following additional meanings:

                  (a) a reduction by Company in Benton's fee as in effect immediately prior to the Change in Control;

                  (b) Company's requiring Benton to be based anywhere other than where Benton's office is located immediately prior to the Change in Control, or as set forth in his Agreement, except for required travel on Company's business to an extent substantially consistent with the business travel obligations which Benton undertook on behalf of the Company prior to the Change in Control; and

                  (c) the failure by Company to obtain from any successor the assent to this Agreement.


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